CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust and to the use of our report dated December 27, 2013 on the financial statements and financial highlights of Advisory Research All Cap Value Fund, Advisory Research International All Cap Value Fund,  Advisory Research International Small Cap Value Fund, Advisory Research Global Value Fund and Advisory Research Strategic Income Fund, each a series of shares of Investment Managers Series Trust.   Such financial statements and financial highlights appear in the 2013 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 27, 2014